MC-417170

Certificate Of Incorporation

*I, **TASHEKA EBANKS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Xpand Boom Technology Inc.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 7th day of January Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of January Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 191552598077
www.verify.gov.ky
07 January 2025